Exhibit 10.1
EMPLOYMENT AGREEMENT
for
Aubrey Rankin
This Employment Agreement (the “Agreement”), is made between Revance Therapeutics, Inc. (the “Company”) and Aubrey Rankin (“Employee”) (collectively, the “Parties”).
The effective date of this Agreement and Employee’s start date of employment with the Company (the “Start Date”) will be the Closing Date as defined in that certain Agreement and Plan of Merger, by and between the Company, Hint, Inc. (“HintMD”) and the other parties thereto (as amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”). If the anticipated transactions contemplated in the Merger Agreement do not close, this Agreement will have no effect, will not be binding on the Company (or any of its affiliates) or on Employee, shall terminate as of the termination of the Merger Agreement, and neither Employee nor the Company (or any of its affiliates) shall have rights or obligations hereunder.
WHEREAS, the Company desires for Employee to provide services to the Company; and
WHEREAS, Employee is willing to engage in employment by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.    Employment by the Company.
1.1    Position. Employee shall serve as the Company’s President of Innovation & Technology and will be appointed as a member of the Company’s Board of Directors (the “Board”), subject to the Company’s nominating committee and Board procedures. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
1.2    Duties and Location. Employee shall perform such duties as are required by the Company’s President & Chief Executive Officer, to whom Employee will report. Employee’s primary office location will be HintMD’s offices, currently located in Pleasanton, California. The Company reserves the right to reasonably require Employee to perform Employee’s duties at the Company’s offices and/or places other than Employee’s primary office location from time to time, and to require reasonable business travel. The Company may modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3    Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.    Compensation.
2.1    Salary. For services to be rendered hereunder, Employee shall receive a base salary at the rate of $395,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Employee’s base salary shall be reviewed by the Board for possible adjustment annually.
2.2    Bonus. Employee will be eligible for a discretionary annual bonus, with Employee’s target bonus to be equal to 45% of Employee’s Base Salary. Employee’s target bonus shall be reviewed by the Board for possible adjustment annually. Whether Employee receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined by the Board in its sole discretion based upon the Company’s and Employee’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Employee. Bonuses are generally paid by March 15 following the applicable bonus year, and Employee must be an active employee on the date any annual bonus is paid in order to earn any such annual bonus. Employee will not be eligible for, and will not earn, any annual bonus (including a prorated bonus) if Employee’s employment terminates for any reason before the date annual bonuses are paid.

2.3    Standard Company Benefits. Employee shall be entitled to participate in all employee benefit programs for which Employee is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. Employee will receive up to twenty (20) days vacation per calendar year. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
2.4    Expenses. The Company will reimburse Employee for reasonable travel, entertainment, or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy and requirements of the Internal Revenue Service as in effect from time to time.
2.5    Equity/Inducement Grants. As a material inducement to Employee’ acceptance of the Company’s offer of employment, and subject to approval by the Board or Compensation Committee of the Board, the Company will grant Employee a restricted common stock award (“RSA”) with a share amount equal to 1,345,400 divided by the closing sales price of the Company’s common stock on the Nasdaq Global Market on the Start Date. The RSA will be granted pursuant to the Company’s 2014 Inducement Plan, as amended, which is a non-shareholder approved stock plan approved by the Board pursuant to the “inducement exception” provided under NASDAQ Listing Rule 5635(c)(4) (the “Inducement Plan”). Subject to

Employee’s continuing service with the Company, the RSA will vest over a period of three years commencing on the 15th day of the calendarmonth immediately following the month of the Start Date (the “Vesting Commencement Date”), with 25% vesting on the first anniversary of the Vesting Commencement Date, 25% vesting on the second anniversary of the Vesting Commencement Date and 50% vesting on the third anniversary of the Vesting Commencement Date. For example, if the Start Date is August 1, 2020, then the Vesting Commencement Date will be September 15, 2020. The RSA will be governed in all respects by the terms of the Inducement Plan and the restricted stock award agreement thereunder, which Employee will be required to sign as a condition of receiving the RSA.

3.     Termination of Employment; Severance. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Employee will be eligible for severance under the Company’s Employee Severance Benefit Plan (the “Severance Plan”), adopted by the Board, as it may be amended from time to time.
4.    Lock-Up Agreement. Employee further agrees that for purposes of the Lock-Up Agreement entered into by Employee on or about May 18, 2020, the terms “Cause” and “Good Reason” shall have the definitions ascribed to “Cause” and “Resignation for Good Reason” in the Severance Plan. The parties hereto also agree and acknowledge that upon a change in control (as defined in the Lock-Up Agreement) of Revance, the Lock-Up Agreement shall terminate.
5.     Proprietary Information Obligations. As a condition of employment, Employee shall be required to execute and abide by the Company’s standard form of Employee Proprietary Information and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”).
6.    Conflicts. Employee represents that Employee has full authority to accept this position and perform the duties of the position without conflict with any other obligations and that Employee is not involved in any situation that might create, or appear to create, a conflict of interest with respect to Employee’s loyalty to or duties for the Company. Employee specifically warrants that Employee is not subject to an employment agreement or restrictive covenant preventing full performance of Employee’s duties for the Company. Other than with respect to documents and materials of HintMD, Employee agrees not to bring to the Company or use in the performance of Employee’s responsibilities any materials or documents of a former employer that are not generally available to the public unless Employee has obtained express written authorization from the former employer. Employee further agrees to honor all obligations to former employers during the course of Employee’s employment with the Company.
7.    Outside Activities During Employment.

7.1    Non-Company Business. Except with the prior written consent of the Board, Employee will not during the term of Employee’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor; provided, however, that Employee may (i) engage in activities that do not interfere with his duties and obligations under this Agreement or create an actual or potential conflict of interest with the Company as reasonably determined by the Board, and (ii) serve as a member of the board of directors of a maximum of one (1) other entity subject to the approval of the Board with such approval not to be unreasonably withheld. Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Employee’s duties hereunder.
7.2    No Adverse Interests. Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
8.    General Provisions.
8.1    Contingencies. The Company reserves the right to conduct a background investigation, security risk assessment and/or reference check on Employee.  This job offer is contingent upon a satisfactory background investigation, securities risk assessment and/or reference check.  In accordance with federal immigration law, Employee will also be required to provide to the Company documentary evidence of Employee’s identity and eligibility for employment in the United States.  This employment offer is contingent upon such documentation being provided to the Company within three (3) business days after Employee’s hire date.

8.2    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.
8.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
8.4    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
8.5    Complete Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between Employee and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, without limitation, any prior agreement with HintMD or any of its affiliates or predecessors (the “Prior Agreements”), and you agree and understand that you are not eligible for, and will not receive, any compensation or benefits pursuant to the Prior Agreements. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
8.6    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.7    Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.8    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
8.9    Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
8.10    Section 280G. If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a change in control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and would, but for this Section 8.10, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Employee will be subject to the Excise Tax.
8.11    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
Signature Page Follows.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

REVANCE THERAPEUTICS, INC
By:	/s/ Justin Ford
Justin Ford
Senior Vice President, Human Resources and Head of People

EMPLOYEE
By:	/s/ Aubrey Rankin
Aubrey Rankin